                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            Jan Bell Marketing, Inc.
- --------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            JAN BELL MARKETING, INC.

                                     [LOGO]

                          13801 NORTHWEST 14TH STREET
                             SUNRISE, FLORIDA 33323
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 10, 1994
                             ---------------------

TO THE SHAREHOLDERS:

     The Annual Meeting of Shareholders of Jan Bell Marketing, Inc., a Delaware corporation, will be held on Friday, June 10, 1994 at 11:00 a.m., local time at the Bonaventure Resort, 250 Racquet Club Road, Fort Lauderdale, Florida.

          (1) To elect three directors to serve for the next three years or until their successor(s) are elected;

          (2) To ratify the appointment of Deloitte & Touche as independent accountants of the Company for the fiscal year ending January 29, 1995; and

          (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on April 29, 1994 are entitled to notice of and to vote at the meeting.

     All shareholders are cordially invited to attend the meeting in person.

                                          Sincerely,

                                          /s/ Alan H. Lipton
                                          -----------------------
                                          Alan H. Lipton
                                          Chief Executive Officer

Sunrise, Florida
May 4, 1994
- --------------------------------------------------------------------------------

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE
UNITED STATES.
- --------------------------------------------------------------------------------

                            JAN BELL MARKETING, INC.
                             ---------------------
                                PROXY STATEMENT
                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited by the Board of Directors of Jan Bell Marketing, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held Friday, June 10, 1994 at 11:00 a.m. local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Bonaventure Resort, 250 Racquet Club Road, Fort Lauderdale, Florida.

     These proxy solicitation materials were mailed on or about May 6, 1994. Although the Annual Report is being mailed with the proxy materials, the Annual Report should not be deemed to be part of this Proxy Statement.

     The Company's corporate offices are located at 13801 Northwest 14th Street, Sunrise, Florida, and its phone number at such address is (305) 846-8000.

RECORD DATE AND SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Shareholders of record at the close of business April 29, 1994 are entitled to notice of and to vote at the meeting. At the record date, 25,852,238 shares of the Company's voting common stock were issued and outstanding.

     A list of stockholders entitled to vote at the meeting will be available at the Company's corporate offices on June 10, 1994 and for ten days prior to the meeting between the hours of 9:00 a.m. and 5:00 p.m.

     As of April 25, 1994, the following table sets forth the beneficial ownership of voting common stock of the Company by each director and director nominee, by each of the current executive officers named in the summary compensation table on page 7, by all directors and executive officers as a group and by all persons known by the Company to be the beneficial owners of more than 5% of the voting common stock:

                                                                 SHARES OF COMMON STOCK
                                                                   BENEFICIALLY OWNED
                                                               --------------------------
                                                                             PERCENT OF
                                                               NUMBER OF       SHARES
                     NAME AND ADDRESS(1)(2)                     SHARES     OUTSTANDING(1)
    ---------------------------------------------------------  ---------   --------------
    Alan H. Lipton...........................................  1,497,339        5.8%
    Janice L. Lipton.........................................    400,000        1.5%
    Peter J. Hayes(3)........................................     30,000
    Richard W. Bowers(4).....................................    172,027
    Richard S. Banick(5).....................................     16,000
    Alan L. Gosule(6)........................................     10,000
    Eliahu Ben Shmuel(7).....................................  1,430,750        5.5%

                                                                 SHARES OF COMMON STOCK
                                                                   BENEFICIALLY OWNED
                                                               --------------------------
                                                                             PERCENT OF
                                                               NUMBER OF       SHARES
                     NAME AND ADDRESS(1)(2)                     SHARES     OUTSTANDING(1)
    ---------------------------------------------------------  ---------   --------------
    Rosemary B. Trudeau(8)...................................     18,354
    Frank S. Fuino, Jr.(9)...................................      6,667
    Marbella Resources, Ltd(10)..............................  1,806,642         7.0%
      Tropical Isle Building
      Wickhams Cay, Road Town
      Tortola, British Virgin Islands
    SunTrust Banks, Inc.(11).................................  4,457,105        17.2%
      25 Park Place, Northeast
      Atlanta, Georgia 30303
    All executive officers and directors as a group (10
      persons)(12)...........................................  3,592,757        13.8%

- ---------------

 (1) Unless otherwise noted, each person has sole voting and investment power over the shares listed opposite his or her name and percentages less than one percent are omitted.
 (2) Unless otherwise noted, address of beneficial owners of more than five percent of the common stock: c/o Jan Bell Marketing, Inc., 13801 Northwest 14th Street, Sunrise, Florida 33323.
 (3) Includes currently exercisable options to purchase 30,000 shares.
 (4) Includes currently exercisable options to purchase 90,000 shares.
 (5) Includes currently exercisable options to purchase 15,000 shares.
 (6) Includes currently exercisable options to purchase 10,000 shares.
 (7) Includes currently exercisable options to purchase 10,000 shares and 146,800 shares held in the Ben Shmuel 1992 Charitable Unitrust.
 (8) Includes currently exercisable options to purchase 18,334 shares.
 (9) Includes currently exercisable options to purchase 6,667 shares.
(10) Marbella Resources Limited filed a Schedule 13D, dated June 22, 1993 reporting 1,806,642 shares beneficially owned with the sole power to vote 0 shares, the shared power to vote 1,806,642 shares, the sole power to dispose of 0 shares, and the shared power to dispose of 1,806,642 shares.
(11) SunTrust Banks, Inc. filed a Schedule 13G, dated February 9, 1994, in various fiduciary and agency capacities reporting 4,457,105 shares beneficially owned with the sole power to vote or to direct the vote of 3,366,225 shares, the shared power to vote 0 shares, the sole power to dispose or direct the disposition of 4,328,000 shares, and the shared power to dispose or direct the disposition of 45,130 shares.
(12) Includes 191,668 shares issuable upon the exercise of currently exercisable stock options for all executive officers and directors. Also includes the shares owned by Mrs. Lipton.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is used by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     If a proxy in the form distributed by the Company is properly executed and returned to the Company, the shares represented by that proxy will be voted at the Annual Meeting. Where a stockholder specifies a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees and for the appointment of the independent accountants.

     Each share has one vote on each matter properly submitted for a vote at the meeting. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. The nominees receiving the most support for the number of positions to be filled are elected directors. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Proposals of security holders of the Company which are intended to be presented by such shareholders at the Company's 1995 Annual Meeting must be received by the Company no later than January 9, 1995 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Additionally, if a stockholder wishes to present to the Company an item for consideration as an agenda item for a meeting, he or she must give timely notice to the Secretary and give a brief description of the business desired to be discussed. To be timely for the 1994 Annual Meeting, such notice must be delivered to or mailed to and received by the Company no later than 5:00 p.m. local time on May 20, 1994.

                             ELECTION OF DIRECTORS

NOMINEES

     The Board of Directors currently consists of seven members and is classified into three classes with each class holding office for a three year period. The terms of Messrs. Hayes, Bowers and Gosule expire in 1994; the terms of Ms. Trudeau and Mr. Ben Shmuel expire in 1995; and the terms of Messrs. Lipton and Banick expire in 1996. Under the Bylaws, the number of directors may be increased to nine. The Certificate of Incorporation restricts the removal of directors under certain circumstances.

     Accordingly, three directors (Messrs. Hayes, Bowers and Gosule) are to be re-elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Messrs. Hayes, Bowers and Gosule as the Company's nominees. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the third Annual Meeting of Shareholders after election (i.e., 1997) or until his successor has been elected and qualified.

     Any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder's intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid to Corporate Secretary, Jan Bell Marketing, Inc., 13801 Northwest 14th Street, Sunrise, Florida 33323, not later than: (i) with respect to the election to be held at an annual meeting of shareholders, 30 days in advance of such meeting, and, (ii) with respect to any election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Each such notice must set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (b) a representation that such shareholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder, (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission if such nominee had been nominated or intended to be nominated by the Board of Directors, and (e) the consent of each nominee to serve as a director if elected. The chairman of a shareholder meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

INFORMATION REGARDING DIRECTORS

     The names of the directors and director nominees and certain information about them are set forth below.

                                                                                       DIRECTOR
            NAME              AGE                 PRINCIPAL OCCUPATION                  SINCE
- ----------------------------  ---   -------------------------------------------------  --------
Alan H. Lipton                43    Chairman of the Board and Chief Executive Officer    1983
Peter J. Hayes                51    Director, President and Chief Operating Officer      1994
Richard W. Bowers             42    Vice Chairman of the Board, Senior Executive Vice    1991
                                      President, General Counsel and Secretary
Eliahu Ben Shmuel             51    Director and Executive Vice President of             1993
                                      Procurement -- Watches and Accessories
Rosemary B. Trudeau           46    Director and Senior Vice President of Investor       1987
                                      Relations
Richard S. Banick             62    Director and Partner of Fowler, White, Barnett,      1991
                                      Hurley, Banick & Strickroot, P.A.
Alan L. Gosule                53    Director and Partner of Rogers & Wells               1993

ALAN H. LIPTON

     Mr. Lipton has been a Director of the Company and its predecessors since 1983 and the Chief Executive Officer since July 1987.

PETER J. HAYES

     Mr. Hayes was appointed Director, President and Chief Operating Officer in April 1994. Prior to joining Jan Bell, Mr. Hayes served as President and Chief Operating Officer of Family Dollar Stores since February 1991. From 1988 through January 1991, Mr. Hayes was the President and Chief Executive Officer of Child World, a company which filed for bankruptcy in May 1992. Prior to joining Child World in 1988, Mr. Hayes was Chairman and Chief Executive Officer of Gold Circle Inc., a chain of retail discount stores.

Mr. Hayes has more than twenty years experience at the senior management level in the discount store industry.

RICHARD W. BOWERS

     Mr. Bowers has been the Senior Executive Vice President and General Counsel of Jan Bell since May 1991, Vice Chairman of the Board since July 1991 and Secretary since September 1992. Prior to such time, he was engaged in the private practice of law with the firm of Gaston & Snow, which firm filed for bankruptcy in October 1991.

ELIAHU BEN SHMUEL

     Mr. Ben Shmuel has been a Director of the Company since June, 1993 and has been Executive Vice President of Procurement -- Watches and Accessories since May 1993. Mr. Ben Shmuel had been Director of the Watch Division of Jan Bell since September 1991. From 1990 to September 1991, Mr. Ben Shmuel was President of Big Ben '90, a watch joint venture formed with the Company. Prior to this, Mr. Ben Shmuel was engaged in the marketing and sale of watches with Big Ben Corporation based in Miami.

ROSEMARY B. TRUDEAU

     Ms. Trudeau has been a Director of the Company since June 1987 and has been the Senior Vice President of Investor Relations since November 1992. From March 1990 until November 1992 she was the Senior Vice President of Finance and Chief Financial Officer. From February 1988 to March 1990, she was a Division Vice President, Product Management, of AmeriFirst Bank, Miami, Florida and was a consultant to AmeriFirst from September 1987 to February 1988. From September 1986 to September 1987, Ms. Trudeau was a professor of business finance and management at Briarcliff College, Miami, Florida. From July 1983 to May 1986, Ms. Trudeau was employed by Southeast Bank as a Vice President and was responsible for corporate services and corporate lending.

RICHARD S. BANICK

     Mr. Banick has been a director of the Company since December 1991. For the past twenty years, Mr. Banick has been a managing director and Chairman of the Litigation Department of Fowler, White, Hurley, Banick & Strickroot, P.A., a law firm located in Miami, Florida. Mr. Banick is a Director of City National Bank of Florida, which is headquartered in Miami, Florida.

ALAN L. GOSULE

     Mr. Gosule was appointed a Director of Jan Bell in May 1993. Mr. Gosule is Chairman of the Tax Department and a partner with the law firm of Rogers & Wells, where he has been employed since July 1991. From September 1970 to July 1991, Mr. Gosule was a partner with the law firm of Gaston & Snow, which firm filed for bankruptcy in October 1991. Mr. Gosule is a Trustee for Advest Advantage Investment Trusts, a family of mutual funds and a Director of F.L. Putnam Investment Management Company.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive compensation of $20,000 per year plus reimbursement of reasonable expenses and automatically receive options to purchase 10,000 voting common shares each year at an exercise price equal to the market price on the grant date, which is January 1 of each year. Such options are exercisable in full six months after the grant date and until two years after a person ceases to be a director. Directors who are employees of the Company do not receive compensation for services as a director.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors held a total of four meetings and two Consents to Action in Lieu of Meetings during the fiscal year ended December 31, 1993. No Director attended fewer than 75% of the aggregate of all meetings of the Board of Directors or any committees.

     The Board presently has an Audit Committee, a Compensation Committee and does not have a nomination committee.

     The Audit Committee currently consists of Mr. Gosule and Mr. Banick and met four times in 1993. The Audit Committee can meet independently with the internal auditing staff, representatives of the Company's independent accountants and with representatives of senior management. The Committee reviews the general scope of the Company's annual audit and other matters relating to internal control systems. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by the Company's auditors as well as reviewing the engagement or discharge of the Company's independent accountants.

     The Compensation Committee currently consists of Mr. Banick and Mr. Gosule and met five times in 1993. The Compensation Committee may review and report to the Board the salaries and benefit programs designed for executive officers with a view to insure that the Company is attracting and retaining highly qualified managers through competitive salary and benefit programs and encouraging extraordinary effort through incentive rewards.

                       COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid by the Company to each of the five most highly compensated executive officers of the Company during the year ending December 31, 1993:

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                         COMPENSATION
                                                                                     --------------------
                                                       ANNUAL COMPENSATION                  AWARDS
                                               -----------------------------------   --------------------
                                                                         OTHER       RESTRICTED
                                                                         ANNUAL        STOCK                   ALL OTHER
                                                SALARY     BONUS      COMPENSATION   AWARDS(1)    OPTIONS   COMPENSATION(2)
     NAME AND PRINCIPAL POSITION        YEAR     ($)        ($)           ($)           ($)         (#)           ($)
- --------------------------------------  ----   --------   --------    ------------   ----------   -------   ---------------
Alan H. Lipton                          1993   $121,445   $      0           N/A(3)  $1,742,812   100,000       $14,318
  CEO and President                     1992    459,275    214,570           N/A              0         0             0
                                        1991    430,000    161,732           N/A              0         0           N/A
Lee A. Mills(4)                         1993     78,541          0      $ 88,883(5)   1,742,812   100,000             0
  Chairman of the Board and             1992    294,477    182,285           N/A        270,625    75,000             0
  Senior Advisor to the Board on        1991    372,173    226,150           N/A        450,000    50,000           N/A
  Strategic Planning
Richard W. Bowers                       1993    292,186          0           N/A        697,125    75,000        13,790
  Senior Executive Vice President and   1992    294,477    182,285                      135,000    50,000             0
  General Counsel                       1991    171,827    137,993                      423,500   130,000           N/A
Eli Ben Shmuel                          1993    121,442          0           N/A      1,742,812   100,000             0
  Executive Vice President of
  Procurement -- Watches and
  Accessories
Frank S. Fuino, Jr.                     1993    114,423     45,000           N/A              0    45,000        15,000
  Executive Vice President of Finance
  and Chief Financial Officer

- ---------------

(1) The 97,500 restricted shares granted to Mr. Lipton in 1993 vest in 19,500 increments on July 31, 1994, 1995, 1996, 1997 and 1998. The 97,500
     restricted shares granted to Mr. Mills in 1993 originally were to vest in 32,500 increments on July 31, 1994, 1995 and 1996; the shares vested upon his departure in March 1994. The 97,500 restricted shares granted to Mr. Ben Shmuel in 1993 vest in 19,500 increments on September 29, 1994, 1995, 1996, 1997 and 1998. The 39,000 restricted shares granted to Mr. Bowers in 1993 vest in 13,000 share increments on April 30, 1994, 1995 and 1996. All of the foregoing grants were made on May 14, 1993, at which time the common stock price was $17.875. Dividends (if any) will be paid on restricted stock. The aggregate number of shares of restricted stock and their value at fiscal year-end ($9.375 per share) is as follows: Alan Lipton -- 97,500 shares, $914,062.50; Lee Mills -- 150,195 shares, $1,408,078; Eli Ben
     Shmuel -- 97,500 shares, $914,062.50; and Richard Bowers -- 66,130 shares, $619,968.75.
(2) The amounts set forth in this column for each individual represent payments of annual premiums by the Company for whole life insurance policies provided to executive officers.
(3) Entries marked "n/a" represent information which is not reportable.
(4) Mr. Mills' employment terminated in March 1994.

(5) Of the total amount, $15,553 represents an allocation of personal use of a Company provided automobile and approximately $73,000 represents payments for temporary housing assistance.

     Mr. Lipton is employed as the Chief Executive Officer until July 31, 1996. Mr. Lipton receives a base salary of $451,800 (subject to annual adjustment to reflect increases in the consumer price index) and an annual bonus equal to one percent of income before taxes. The agreement allows Jan Bell to terminate the employment of Mr. Lipton prior to the expiration date for cause without termination benefits or without cause upon the payment of the base salary and annual bonus for the remaining term of the agreement with acceleration of outstanding options and vesting of bonus stock. Mr. Lipton may terminate the agreement upon 90 days prior written notice. Mr. Lipton may also terminate the agreement on the same terms as a termination by the Company without cause if the Company materially breaches the agreement, including the obligation to have him serve in the capacity as Chief Executive Officer. Mr. Lipton elected voluntarily at his decision not to receive his base salary from April 7, 1993 through December 31, 1993.

     Mr. Mills was employed as the Chairman of the Board of Directors and Senior Advisor to the Board on Strategic Planning until July 31, 1996. Mr. Mills received a base annual salary of $292,300 (subject to annual adjustment to reflect increases in the consumer price index) and an annual bonus equal to 1/2 of 1% of income before taxes. The agreement allowed Jan Bell to terminate the employment of Mr. Mills prior to the expiration date for cause without termination benefits or without cause upon the payment of the base salary and annual bonus for the remaining term of the agreement with acceleration of outstanding options and vesting of bonus stock. Mr. Mills elected voluntarily at his decision not to receive his base salary from April 7, 1993 through December 31, 1993. Mr. Mills and the Company agreed to his termination of employment and resignation as a director in March 1994, at which time Mr. Mills received approximately $681,966 in cash, a car and the acceleration of outstanding options and vesting of previously issued restricted stock.

     Mr. Ben Shmuel is employed as the Executive Vice President of Procurement, Watches and Accessories until September 30, 1996. Mr. Ben Shmuel receives a base salary of $451,800 (subject to annual adjustment to reflect increases in the consumer price index) and an annual bonus equal to one percent of income before taxes. The agreement allows Jan Bell to terminate the employment of Mr. Ben Shmuel prior to the expiration date for cause without termination benefits or without cause upon the payment of the base salary and annual bonus for the remaining term of the agreement with acceleration of outstanding options and vesting of bonus stock. Mr. Ben Shmuel may terminate the agreement upon 90 days written notice. Mr. Ben Shmuel may also terminate the agreement on the same terms as a termination by the Company without cause if the Company materially breaches the agreement, including the obligation to have him serve as the manager of the watch and special accessory division of the Company. Mr. Ben Shmuel elected voluntarily at his decision not to receive his base salary from April 7, 1993 through December 31, 1993.

     Mr. Bowers is employed as the Senior Executive Vice President, General Counsel and Vice Chairman of the Board until April 30, 1996. Mr. Bowers receives a base salary of $292,300 (subject to annual adjustment to reflect increases in the consumer price index) and an annual bonus equal to 1/2 of 1% of income before taxes. The agreement allows Jan Bell to terminate his employment for cause without termination benefits or without cause upon payment of the base salary and annual bonus for the remaining term of the agreement plus one year with acceleration of outstanding options and vesting of bonus stock. Mr. Bowers may terminate the agreement on the same terms as a termination by Jan Bell without cause following a change in control, the departure of Alan Lipton, the takeover, merger or acquisition of Jan Bell or a sale of substantially all of Jan Bell's assets, or the failure to maintain him as Senior Executive Vice President and Vice Chairman of the Board.

     Mr. Fuino is employed as Executive Vice President of Finance until May 3, 1996 at a base salary of $175,000 with a discretionary annual bonus not to exceed $70,000. The agreement allows the Company to terminate the employment of Mr. Fuino for cause without termination benefits or without cause upon payment of $175,000 base salary. Mr. Fuino may terminate the agreement on the same terms as a termination by Jan Bell without cause if the Company merges with or is acquired by another entity and his duties and position are substantially reduced or changed in a manner not reasonably acceptable to Mr. Fuino.

     Mr. Hayes joined the Company in April 1994 and is employed as the President and Chief Operating Officer and to be elected as a director until April 24, 1999. Mr. Hayes receives a base annual salary of $500,000 (subject to annual adjustment to reflect increases in the consumer price index) with a discretionary annual bonus of up to $200,000. The agreement allows Jan Bell to terminate his employment for cause without termination benefits or without cause upon payment of the base salary and annual bonus for the remaining term of the agreement with the acceleration of outstanding options. Mr. Hayes may terminate the agreement on the same terms as a termination by Jan Bell without cause following a change of control, the takeover, merger or acquisition of Jan Bell or a sale of substantially all of Jan Bell's assets or the failure to maintain him as President, Chief Operating Officer and a director.

CERTAIN TRANSACTIONS

     During 1993, the Company purchased approximately $250,000 of sunglasses, $2,165,000 of watches and $470,000 of watch boxes from Liss Premium which is a company owned and operated by Lior Ben Shmuel, who is the son of Mr. Ben Shmuel.

     In order to assist Mr. Mills with certain housing relocation expenses in 1993, the Company rented a house for Mr. Mills from an entity in which Mr. Ben Shmuel has an ownership interest for $60,000, which was the fair market rental value of such house.

     As of March 1, 1994, Mr. Bowers owed the Company $78,500, which represents funds advanced on behalf of Mr. Bowers by the Company for certain tax obligations, an overpayment of an estimated bonus previously paid to Mr. Bowers, and certain personal reimbursable purchases of goods and expenses. Mr. Bowers is repaying the debt at 7% interest with monthly payments of $3,250, and the debt is to be repaid in full on or before January 8, 1995.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information regarding stock options granted to the named executive officers in 1993. In addition, in accordance with SEC rules there are shown the hypothetical gains or "option spreads" that would exist for the respective options.

                                   INDIVIDUAL GRANTS
- ---------------------------------------------------------------------------------------
                                                PERCENT OF
                                   NUMBER OF      TOTAL
                                   SECURITIES    OPTIONS/                                    POTENTIAL REALIZABLE VALUE AT
                                   UNDERLYING      SARS                                   ASSUMED ANNUAL RATES OF STOCK PRICE
                                    OPTIONS/    GRANTED TO                                           APPRECIATION
                                      SARS      EMPLOYEES     EXERCISE OR                         FOR OPTION TERM(3)
                                   GRANTED(1)   IN FISCAL    BASE PRICE(2)   EXPIRATION   -----------------------------------
              NAME                    (#)          YEAR         ($/SH)          DATE      0%($)      5%($)          10%($)
- ---------------------------------  ----------   ----------   -------------   ----------   -----   ------------   ------------
Alan H. Lipton, CEO..............    100,000       10.59%       $ 9.00         9/03/03      0     $    566,005   $  1,434,368
Lee A. Mills.....................    100,000       10.59%       $ 9.00         9/03/03      0          566,005      1,434,368
Eli Ben Shmuel...................    100,000       10.59%       $ 9.00         9/03/93      0          566,005      1,434,368
Richard W. Bowers................     75,000        7.94%       $ 9.00         9/03/03      0          424,504      1,075,776
Frank Fuino......................     20,000        2.12%       $17.625        5/06/03      0          221,685        561,794
Frank Fuino......................     25,000        2.65%       $ 9.00         9/03/03      0          141,501        358,592
All Shareholders(4)..............                                                           0      146,579,354    369,938,370

- ---------------

(1) No SAR's were granted in 1993. Individual option grants become exercisable in installments of 50% per year on each of the first and the second anniversaries of the grant date for Messrs. Lipton, Mills, Ben Shmuel and Bowers. Individual option grants become exercisable in installments of 33 1/3% per year on each of the first through the third anniversaries of the grant date for Mr. Fuino. Options can become immediately exercisable upon the occurrence of certain corporate events, including a change in control of the Company or delivery of written notice of a stockholder's meeting to consider a merger, sale of assets or similar reorganization. All options granted in 1993 have ten year terms.
(2) All grants were made at 100% of fair market value as of the date of grant.
(3) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.
(4) No gain to the optionees is possible without an increase in stock price appreciation, which will benefit all shareholders commensurately. Represents aggregate increases in incremental gain to all stockholders as a group which would result from the application of the same assumptions to all shares outstanding on December 31, 1993.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

     The following table shows stock option exercises by named executive officers in 1993, including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1993. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of $9.375 per share of common stock.

                                                                                       VALUE OF
                                                                      NUMBER OF       UNEXERCISED
                                                                     SECURITIES      IN-THE-MONEY
                                                                     UNDERLYING      OPTIONS/SARS
                                                                     UNEXERCISED          AT
                                                                   OPTIONS/SARS AT      FISCAL
                                           SHARES                  FISCAL YEAR-END     YEAR-END
                                          ACQUIRED                       (#)              ($)
                                             ON         VALUE      ---------------   -------------
                                          EXERCISE   REALIZED(1)    EXERCISABLE/     EXERCISABLE/
                  NAME                      (#)          ($)        UNEXERCISABLE    UNEXERCISABLE
- ----------------------------------------  --------   -----------   ---------------   -------------
Alan H. Lipton, CEO.....................        0             0         0/100,000         0/37,500
Lee A. Mills............................        0             0    62,500/137,500         0/37,500
Eli Ben Shmuel..........................        0             0    10,000/120,000    14,950/67,400
Richard W. Bowers.......................        0             0    90,000/100,000         0/28,125
Frank S. Fuino, Jr......................        0             0         0/ 45,000         0/ 9,375

- ---------------

(1) Fair market value of shares at exercise minus the exercise price.

PERFORMANCE GRAPH

     The graph below compares the five year cumulative total return for Jan Bell stock with the cumulative total return of the Amex Market Value Stock Index and the S&P Retail Specialty Index. The graph assumes $100 invested on December 31, 1988 in Jan Bell stock and $100 invested at that time in each of the indexes. The comparison assumes that dividends are reinvested.

                                   JAN BELL
      Measurement Period           MARKETING      S&P RETAIL
    (Fiscal Year Covered)            INC.          SPECIALTY      AMEX MARKET
1988                                    100.00          100.00          100.00
1989                                    188.29          125.94          127.52
1990                                     52.46          124.33          108.14
1991                                    104.92          188.96          133.19
1992                                    151.76          252.89          135.02
1993                                     70.26          251.78          160.41

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer ("CEO") and the four other most highly compensated executive officers. The disclosure requirements for these five individuals (the "named executive officers") includes the use of tables and a report explaining the rationale and considerations regarding the executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee consisting of Mr. Banick and Mr. Gosule (the nonemployee directors) has prepared the following report. Additionally, the Committee obtains from time to time advice and data concerning executive compensation from an independent compensation consulting firm. In 1993, advice was obtained regarding stock option grants, restricted stock awards and cash compensation for newly hired executives.

  Compensation Philosophy

     This report reflects the Company's compensation philosophy as endorsed by the Board of Directors and the Committee and resulting actions taken by the Company. With regard to compensation actions affecting Mr. Lipton, the Committee will act as the approving body.

     The executive compensation program of the Company has been designed to:

     - Support a pay for performance policy that provides compensation amounts based both on overall corporate results and individual performance;

     - Motivate key senior officers to achieve strategic business initiatives and reward them for their achievement;

     - Provide total compensation opportunities which allow the Company to compete for and retain talented results oriented executives who will contribute to the Company's short-term and long-term success; and

     - Align the interests of executives with the long-term interests of stockholders through award opportunities based on stock performance.

     At present, the executive compensation program is comprised of base salary, annual bonus cash incentive opportunities based on set objective criteria as well as subjective analysis, and long-term incentive opportunities in the form of grants of stock options and restricted stock.

     As an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity is generally based on performance incentives and less on base salary, causing greater variability in the individual's absolute compensation level from year-to-year. Incentive compensation (all pay other than salary) comprises in excess of 50% of the compensation opportunity and is tied to the Company's short term earnings and long term stock performance.

     In reviewing or administering the individual elements of the executive compensation program, the Company and the Committee strive to balance short and long-term incentive objectives and utilize prudent judgment in reviewing performance criteria and incentive payments. The following is a discussion of each of the elements of the executive compensation program along with a description of the decisions and actions taken with regard to 1993 compensation. While the Company has not yet established a policy with respect to qualifying compensation paid to executive officers for deductibility under new Internal Revenue Code provisions relating to over $1 million compensation packages, the Company is currently reviewing the regulations.

  Annual Compensation Program

     Annual total cash compensation for senior management consists of base salary, variable performance bonuses set by a formula and discretionary bonuses. Accordingly, total annual cash compensation varies each year based on achievement of Company performance and profitability.

     Base salaries for the named executive officers are set forth in employment agreements and were not changed in 1993 except for certain automatic minor adjustments tied to increases in the consumer price index. The base salary for Mr. Fuino, who joined Jan Bell in May, 1993, was analyzed prior to his hire. Survey data was utilized, in consultation with the Company's executive compensation consultant, to set Mr. Fuino's base salary at a median level of similarly sized companies in similar business environments. Such companies do not consist of those comprising the S&P Retail Specialty Stores Index, which has been used for the Stock Performance Graph on page 12. The companies used were selected because of the similarity of their businesses to that of the Company and/or to provide local market comparisons. Messrs. Lipton, Mills and Ben Shmuel elected voluntarily at their decision not to receive base cash compensation from April 7, 1993 through December 31, 1993.

     Payment of an annual variable cash bonus of Mr. Lipton (the CEO) and Mr. Ben Shmuel is set pursuant to employment agreements at 1% of the Company's net income before taxes. Similarly, Messrs. Mills and Bowers each receive an annual cash bonus equal to .5% of the Company's net income before taxes. Pursuant to the formulas, no such cash bonuses were paid in 1993. Mr. Fuino was eligible pursuant to his employment agreement for a cash bonus up to 40% of his base salary, and he received a $45,000 bonus based upon a subjective evaluation of his job performance in the accounting department.

     Additionally, other discretionary bonuses may be awarded from time to time to reward individual performance. No such awards were made in 1993.

  Long-Term Incentives -- 1993 Stock Option and Restricted Stock Awards

     The Company's Stock Option and Stock Bonus Plans are designed to align a significant portion of the named executive compensation with shareholder interests. In determining the number of options or shares to be awarded, the amount and terms of options and restricted shares previously granted is not considered. The plans permit the granting of several different types of stock based awards. To date, two types of awards have been granted to executive officers and other key employees:

          Stock Option -- a right to purchase shares of common stock generally over a ten-year period at the fair market value per share as of the date the option is granted and vesting in increments over a two or three year period, so the options provide value to the recipient only when the stock price increases above the option grant price and the option has become exercisable; and

          Restricted Stock -- shares of common stock which the recipient cannot sell or otherwise dispose of until the applicable restriction period lapses and which are forfeited at the Company's election if the recipient terminates employment for any reason other than retirement, disability or death prior to the lapsing of the restriction period.

     The Committee has typically granted stock options each year pursuant to shareholder approved plans, and the Committee granted in 1993 the stock options
reflected in the table on page    . The allocation for a particular individual
is determined in relation to his total cash compensation, management level and potential stock price appreciation. Based on management level, each executive is assigned a targeted range for stock option grant, which ranges for the named executive officers varied from 31,612 to 130,422 options. The individual range is determined in relation to total cash compensation, which takes into consideration the potential value of the stock. Individual assessment of performance determines the number of options granted in relation to the preset range. The CEO's stock option grant is determined pursuant to this procedure, and in 1993 the targeted range for the CEO was 97,816 to 130,422 options with the awarded grant equaling 100,000 options.

     The restricted stock granted in 1993 to the CEO and the other named executives reflected the successful negotiation by them of an exclusive leased department concession for extended categories of products over a seven year period with the Company's major customer. The shares vest over a three to five year period in equal increments, so the economic benefit to each person is tied to the future performance of the Company and the contract. The size of each award was based upon a subjective evaluation, and not subject to specific criteria, of each person's contribution and role in the process of attaining the contract.

            SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY'S
               BOARD OF DIRECTORS: RICHARD BANICK AND ALAN GOSULE

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Banick and Mr. Gosule are non-employee directors who comprise the Compensation Committee. Mr. Banick and Mr. Gosule are each partners of law firms which performed in 1993 and currently perform certain legal services for the Company. Payments for such services are no more favorable than those made to other law firms used by the Company for comparable services and such payments are materially less than 5% of the annual revenues of each respective firm.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed Deloitte & Touche, independent accountants, to audit the consolidated financial statements of the Company for the fiscal year ending January 29, 1995 and recommends that shareholders vote for ratification of such appointment.

     In the event of a negative vote on such ratification of appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a new independent accounting firm at any time during the year, if the Board believes that such a change would be in the best interests of the Company and its shareholders.

     Deloitte & Touche has audited the Company's financial statements annually since 1983. Its representatives are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, then the persons named in the enclosed form of proxy will each have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                             AVAILABLE INFORMATION

     The Company files annual reports on Form 10-K with the Securities and Exchange Commission. A copy of such annual report for the fiscal year ended December 31, 1993 (except for certain exhibits thereto) may be obtained, free of charge, upon written request by any shareholder to Jan Bell Marketing, Inc., 13801 Northwest 14th Street, Sunrise, Florida 33323, Attention: Corporate Secretary. Copies of all exhibits to the annual report are available upon similar request, subject to payment of a $0.15 per page charge to reimburse the Company for its expenses in supplying any exhibit.

                                          THE BOARD OF DIRECTORS

Dated: May 4, 1994

PROXY
                            JAN BELL MARKETING, INC.
                             13801 N.W. 14TH STREET
                             SUNRISE, FLORIDA 33323

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Rosemary B. Trudeau and Alan Lipton as Proxies, each with the power to appoint his/her substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Jan Bell Marketing, Inc. held of record by the undersigned on April 29, 1994, at the Annual Meeting of Shareholders to be held on or about June 10, 1994 or any adjournment thereof.

1. ELECTION OF DIRECTORS

  FOR the nominees listed below (except as marked to the        WITHHOLD AUTHORITY
  contrary below)                                               to vote for the nominees listed below

(INSTRUCTION: To withhold authority to vote for an individual nominee, strike a line through the nominee's name below.)

            Peter Hayes          Richard Bowers          Alan Gosule

2. PROPOSAL TO APPROVE AND RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE
                 / / FOR         / / AGAINST         / / ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

       THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND FOR PROPOSAL 2.

                                             Please sign exactly as name
                                             appears below. When shares
                                             are held by more than one owner,
                                             all should sign. When signing as
                                             attorney, executor, administrator,
                                             trustee or guardian, please give
                                             full title as such. If a
                                             corporation, please sign in full
                                             corporate name by president or
                                             authorized officer. If a partner-
                                             ship, please sign in partnership
                                             name by authorized person.

                                             DATED:                       , 1994
                                                   -----------------------
                                                 (Be sure to date this Proxy)


                                            ------------------------------------
                                            Signature


                                            ------------------------------------
                                            Signature